UNITED STATES
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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HASHICORP, INC.
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Employee FAQ
Originally posted April 24, 2024
Last Updated May 31, 2024

Quicklinks
Transaction Details
Strategic Rationale
Timeline: From Announcement to Close
Integration Planning
Becoming an IBM Employee
Hiring & Talent Planning
Visa, Work Permit, and Immigration
Compensation, Benefits, Equity & ESPP
Taxes
Impact to…
Miscellaneous
How do I get Information

Transaction Details

What do I need to know?

●
We announced that IBM has entered into an agreement to acquire HashiCorp for $35 per share in cash, representing an equity value of approximately $7.7 billion and a premium of approximately 43% over HashiCorp’s closing share price on April 22, 2024, the last full trading day prior to the most recent media reports on April 23, 2024 regarding a potential transaction.

●
Upon close of the transaction, Dave will continue to run our day-to-day business and HashiCorp will operate as a division within IBM Software, reporting directly to Rob Thomas, Senior Vice President, Software and Chief Commercial Officer at IBM.

●	The transaction is expected to close by the end of 2024, and is subject to approval by HashiCorp shareholders, regulatory approvals and other customary closing conditions.

○	There are four primary phases: 1) deal announcement (April 24th), 2) time between announcement and close, 3) deal close announcement (expected by the end of 2024) and 4) post close.

●
Until close, HashiCorp and IBM remain separate, independent companies, and our priorities remain the same. In short, it is business as usual. That means our roles and responsibilities remain the same, there is no impact to compensation and benefits programs, and HashiCorp’s location and remote work policy remain unchanged.

●	While we just announced the transaction, all of the information that we can share regarding the decisions that have been made can be found in this FAQ.

What does this transaction mean for the future of HashiCorp?

There are many details yet to be decided, here’s what we can share today regarding the future of HashiCorp:

●	We will continue to build around our incredible culture and principles.

●	Our existing leadership team will continue to run the day-to-day of the business after the transaction closes.

●	Led by Dave, HashiCorp will join IBM Software, reporting directly to Rob Thomas, Senior Vice President, Software and Chief Commercial Officer at IBM.

●	HCP will serve as a broader platform to deliver additional services from the IBM portfolio.

Is the transaction all-cash? Or is there a stock component like some other prior IBM acquisitions? [added 5/31/2024]

The transaction is an all-cash deal, in which HashiCorp shareholders will be entitled to receive $35 in cash per share of HashiCorp common stock upon the completion of the transaction. However, as described in more detail below, certain unvested HashiCorp equity awards will be converted in the transaction into unvested RSUs settled in IBM common shares.

Will HashiCorp be integrated into RedHat? [added 5/31/2024]

No. HashiCorp will operate as a division within IBM Software

Strategic Rationale

Why is this happening now? What are the strategic benefits?

●
The Board regularly reviews all opportunities to maximize value for all stakeholders. The Board conducted a robust review of all potential opportunities to achieve this objective, and unanimously concluded that the offer from IBM provides shareholders with a compelling and certain near-term cash value.

●	HashiCorp’s mission, bolstered by IBM’s global market reach, is a winning combination for our customers, community, industry, and people.

●	Becoming the platform of choice for hybrid and multi-cloud automation is part of IBM’s broader mission, which makes it a great home for HashiCorp as we enter the next phase of our growth journey.

●	Further, as part of a larger organization with vast resources, we expect to have even greater ability to accelerate our mission, retain, attract and develop employees.

How does HashiCorp fit into IBM’s strategy?

●	This transaction unites two leading technology businesses with highly complementary visions: to be the platform of choice for multi-cloud and hybrid infrastructure automation.

●	IBM’s strategy is to facilitate and support the world shifting to hybrid and multi-cloud. HashiCorp is at the center of the shift to the cloud.

●	The need for effective management and automation of multi-cloud environments is critical with the rise of multi-cloud, which is being accelerated by rapid growth from AI workloads.

●	The acquisition will create the opportunity to increase the impact to an even broader set of developers and enterprises.

Timeline: From Announcement to Close

What are the transaction milestones? When is the transaction expected to close?

The process is as follows:

●	We will be filing a proxy statement with the SEC and sending it out to our shareholders.

●	This statement will have a date for our Special Meeting where HashiCorp shareholders will vote to approve the transaction.

●	In addition to receiving shareholder approval, we will also be working through a regulatory review process.

●	Once we obtain all the necessary approvals, we can close the transaction. While we can’t predict the exact date, we expect this to occur by the end of 2024.

What do we do between now and close? Is there an impact to our day-to-day responsibilities? How about HashiCorp’s FY25 priorities and plan?

●
Until close, HashiCorp will continue to operate as a separate, independent company, and we will maintain business as usual. That means our roles and responsibilities remain the same, as do reporting structures.

●	We should continue to operate against our priorities for the year and remain focused on doing what we do best – helping organizations operate in the cloud.

Upon close, what will be the new organization structure? Where will the HashiCorp team reside within the IBM organization?

●
Upon close, HashiCorp will operate as a division within IBM Software, and will report directly to Rob Thomas, Senior Vice President, Software and Chief Commercial Officer at IBM. Our existing leadership team will continue to run the day-to-day of the business.

Integration Planning

Will HashiCorp be engaging in joint transitioning planning? [added 5/31/2024]

HashiCorp senior leadership from each department are starting to work with IBM to initiate the integration planning process for their work streams.

As we progress through the integration planning process, we expect to work through details related to employee compensation and benefits, reporting structures, local country work council consultations, and, of course, positioning HashiCorp to further enhance our partnerships with our customers.

Are there specific guardrails of topics that can and cannot be discussed prior to close in integration planning? [added 5/31/2024]

Yes, there are legal limitations on what can be shared prior to close and our leaders have been briefed on these guidelines.  We will provide additional information on the integration planning process when those details are available and ready to be shared.

How will I learn more about the integration/joining IBM?

After close, the IBM & HashiCorp management & integration teams will begin collaborating to plan the integration of our businesses. HashiCorp and IBM HR and management will be collaborating closely over the coming months to make the transition into IBM as smooth as possible. There will be information sessions on the timeline, process, and terms and conditions in all the countries following local law, due process, and information and consultation, as required. You will have ample opportunity to learn more and ask questions about your country.

What is involved in the transition process post close?

IBM’s transition process includes information sessions and consultation procedures as per local legal requirements to cover key IBM HR benefits, policies and programs, onboarding activities and other relevant training. Once the transaction closes, the teams can move forward with detailed planning integration sessions.

Becoming an IBM Employee

Will my compensation and benefits be affected as a result of the transaction? What will happen to our time off programs?

At closing, employees remain employees of HashiCorp in their country and on the same employment terms and conditions including benefits, payroll, job title, compensation, etc.

When will I have access to IBM’s employee benefits?

Access to IBM employment benefits will generally be available at Transfer of Employment. This process will occur post close.

Will hire dates and service anniversaries be honored?

Your HashiCorp service will generally be applied to open IBM benefits and programs that use service for eligibility and that other similar IBM employees have, based on local country laws and excluding closed programs like grandfathered pension plans. There will be lots of information in the coming months to provide you with details on IBM’s benefits programs and which ones use your HashiCorp years of service.

Hiring & Talent Planning

Does this announcement impact the interview process? Will there be any changes to current open roles or hiring plans? [added 5/31/2024]

HashiCorp will continue to operate our business as usual, and our standard recruiting process remains in place. We are continuing to hire for our currently listed open positions and against our existing hiring plans.This announcement does not have any impact on candidates or pending job offers. We continue to be excited about adding new talent to our team.

What happens if a candidate has accepted a job offer, but has not yet started? Is the offer still valid? [added 5/31/2024]

Yes. This announcement has no impact on offers to join HashiCorp. As we prepare to enter this next chapter of our journey, our teams remain central to our success, and we are thrilled to welcome new team members.

How do we handle offers between now and the close date that have an equity component? Are we allowed to still offer equity or will we get more guidance on this? [added 5/31/2024]

We expect to continue to offer new hire equity in accordance with our current new hire grant ranges. The number of shares will be determined based on the $35 deal price per share. These new hire equity grants will be treated like other currently outstanding equity awards in the transaction.

How does this transaction impact the 2024 internship program?  [added 5/31/2024]

This announcement does not have any impact on our 2024 internship program. We continue to be excited about adding new talent to our team. We are continuing to hire for our currently listed open positions and against our existing hiring plans.

How does this announcement affect our Merit and Equity Refresh program? What about the May 1st promotion cycle?

This announcement had no impact on our FY25 Merit and Equity Refresh program or May 1st promotional cycle. Manager conversations with employees were completed in May.

Was the Merit and Equity Refresh program influenced by this transaction?

No. Planning for our annual merit increases and refresh program was conducted by Managers in March and those decisions were not influenced by this announcement. Manager planning decisions were made based on HashiCorp’s compensation practices and philosophy.

Visa, Work Permit, and Immigration

How does this transaction affect my HashiCorp-sponsored visa/work permit?

Until further notice, it is business as usual. Our roles and responsibilities remain the same, and there is no immediate impact on your immigration status. At this time, the transaction is expected to be a full successor-in-interest acquisition. Our focus when we start the integration activities post close will be establishing final details related to the individual immigration impact and ensuring minimal to zero disruption in work authorization, as well total compliance with immigration regulations.

How do you expect the announcement to impact H1B renewals, the PERM process and I-140 filings (Green Card) after the closing in 2025? Will IBM honor / transfer them? What agreements were reached with IBM regarding these issues? [added 5/31/2024]

In general, there is no change at Close, until employees become employed by IBM.

How do you expect the announcement to impact H1B renewals, the PERM process and I-140 filings (Green Card) after the closing in 2025? Will IBM honor / transfer them? What agreements were reached with IBM regarding these issues? [added 5/31/2024]

The HR team will work closely with the IBM Immigration team and Immigration Firm (Fragomen) on each individual’s particular case.  As part of our integration planning process, we will provide as much employee data to Fragomen in advance of close that is legally permissible to prepare for the Transfer of Employee process which occurs after close. Post close and once file reviews are complete, Fragomen and our IBM Immigration team will also hold a kick-off call with each employee as appropriate so they can address their particular situation with them directly.

I’d like to know the expected impact on H1B renewals, the PERM process, and I-140 filings (Green Card) after the closing in 2025. What agreements were reached with IBM regarding these issues?  [added 5/31/2024]

For H1-B extensions, no immigration action is required if the employee has at least 6-months of validity remaining and there is no change in their job duties or work location listed on the certified LCA. Amendment petition is required when the employee’s validity period is less than 6 months or the job duties and/or work location will change. If job duties changed, we would amend/extend. For I-140 filings, as a complete acquisition, IBM would assume the I-140’s.

Will IBM honor / transfer H1 / PERMs from HashiCorp, how will the employment transfer impact these? [added 5/31/2024]

For Permanent Residency, situations will need to be reviewed on a case-by-case basis to determine if IBM can assume the filings and what the next steps are.

If the deal closes “end of year” when people are traveling, can they come back in with previous work authorization or do they need to get it restamped as though they are with a new employer?  [added 5/31/2024]

Employees will be provided with a Successor in Interest Statement along with a travel letter. The company name will be updated with the next filing.

Is there a chance of transferring the PERM application from HashiCorp to IBM or will it have to be started from scratch by IBM after the closing?  [added 5/31/2024]

Depending on where the candidate is in the Permanent Residency process, IBM’s immigration team will need to determine what action is required.

HashiCorp is sponsoring my green card and the process won’t be complete until next year. How would that be affected with the acquisition? [added 5/31/2024]

IBM Immigration needs to review the detailed files to determine next steps with the green card process.

Compensation, Benefits, Equity & ESPP

What happens to our compensation and benefits from now through close?

Until close, HashiCorp and IBM remain separate, independent companies, and our priorities remain the same. In short, it is business as usual. That means our roles and responsibilities remain the same, there is no impact to compensation and benefits programs, and HashiCorp’s location and remote work policy remain unchanged.

What happens to my equity?

HashiCorp’s trading policies remain in full effect, and all transactions in the Company’s securities must still comply with the Insider Trading Policy.

At the time of the closing of the transaction:

●
Employees who own HashiCorp stock will receive the same $35 per share consideration as the public shareholders in exchange for their shares. This applies to shares that you received in connection with the vesting of RSUs or the exercise of stock options, that you purchased through participating in the ESPP, and that you acquired with personal funds.

●	Unvested RSUs will be assumed by IBM, converted based on the economic value, and will continue to vest into IBM shares under the same vesting schedule as currently applied.

●
Vested stock options that have not been exercised will be cashed out for the difference between strike price and transaction price. If the strike price exceeds the transaction price, then the option will be canceled for no consideration. You do not need to exercise your vested options to receive the applicable consideration in the transaction.

●
Unvested stock options will be cashed out for the difference between strike price and transaction price. If the strike price exceeds the transaction price, then the option will be canceled for no consideration.

While the transaction is pending, all equity awards will continue to vest in accordance with their current vesting schedule.

I am a new hire and my RSU new hire Equity Grant has not yet been approved by the Board. Will this be impacted by the acquisition?  [added 5/31/2024]

All new hire equity grants will be honored with what is outlined in offer letters. New hire equity grants will be treated like other currently outstanding equity awards in the transaction.

What happens to un-issued RSU grants for new hires? I have a dollar value over 4 years, but no actual grant or number of shares. When will they be priced?  [added 5/31/2024]

The number of shares will be determined based on the process that is outlined in your offer letter. It will either be based on the 30-day average price prior to the date of the Compensation Committee meeting for offers that were out or in flight prior to the acquisition announcement, or they will be based on the $35 price. The methodology used is what is outlined in your offer letter.

Will unvested RSUs be converted to IBM shares only after the deal is closed? For now, will the HashiCorp RSUs continue to vest as per the existing vesting schedule and conversion happens later? [added 5/31/2024]

Until the transaction is completed, nothing changes with respect to your existing RSUs and they will continue to vest per the existing HashiCorp vesting schedule. Upon completion of the transaction, unvested RSUs will be assumed by IBM and converted into unvested RSUs settled in IBM common shares in an amount based on $35 per share deal price and the value of IBM common shares.  After the transaction is completed, the RSUs will still continue to vest  under the same vesting schedule and terms as currently apply, even though RSUs that vest will be settled in IBM common shares.

Will vesting of RSUs continue up to some point in time or is it all done? [added 5/31/2024]

Both before and after the completion of the transaction, unvested RSUs continue to vest under the same vesting schedule and terms as currently apply.

Will we be able to sell shares that we receive upon vesting of our RSUs between April 24 and close? [added 5/31/2024]

Employees can continue to sell shares within our HashiCorp open trade windows and guidelines as communicated by the Equity and Legal teams.

If I have vested but unexercised stock options, can I still choose to exercise them ahead of the close of transaction? [added 5/31/2024]

Employees can continue to exercise options and sell them within our HashiCorp open trade windows and guidelines as communicated by the Equity and Legal teams.

What happens if the stock price goes above $35 a share before the deal closes? [added 5/31/2024]

The deal price of $35 per share remains the same, regardless of HashiCorp’s stock price.

Equity grants are now being valued at $35, why are we making this change? [added 5/31/2024]

The IBM transaction has been publicly announced at a share purchase price of $35, which makes that the most accurate current estimate of the value of the shares at vesting.

Are HCP shares owned converted to equivalent value IBM stock at the time the transaction is completed? [added 5/31/2024]

At the time of the closing of the transaction:

●
Employees who own HashiCorp stock will receive the same $35 per share consideration in cash as the public shareholders in exchange for their shares. This applies to shares that you received in connection with the vesting of RSUs or the exercise of stock options, that you purchased through participating in the ESPP, and that you acquired with personal funds.

●	Unvested RSUs will be assumed by IBM, converted based on the economic value, and will continue to vest into IBM shares under the same vesting schedule as currently applied.

●
Vested stock options that have not been exercised will be cashed out for the difference between strike price and transaction price. If the strike price exceeds the transaction price ($35), then the option will be canceled for no consideration. You do not need to exercise your vested options to receive the applicable consideration in the transaction.

●
Unvested stock options will be cashed out for the difference between the strike price and transaction price ($35). If the strike price exceeds the transaction price, then the option will be canceled for no consideration.

You are encouraged to speak with your financial advisor regarding any questions about your individual investments or portfolio.

What are the impacts to the ESPP (Employee Stock Purchase Plan) for current eligible countries?

If you are currently participating in an active purchase period you will still be able to continue to contribute and participate in the June 15, 2024 ESPP purchase. You will also still be able to withdraw from any active purchase period, but you will not be able to increase your current contribution within the active purchase period. If you are not participating in the ESPP, then there is no opportunity to start participating.

The ESPP program will be suspended after June 15, 2024. At the time of the closing of the transaction, employees who own HashiCorp stock will receive the same per share consideration as the public shareholders in exchange for their shares.

Are we still in a blackout period? [updated 5/31/2024]

We will enter our open trading window on June 3rd, 2024 at market open, and expect the next trading blackout period to start on July 24, 2024, at market close. HashiCorp employees should continue to follow our equity windows and refer to our Insider Trading Policy.

Taxes

Can we discuss the acquisition and the details we are aware of with tax professionals?

Yes, everything that has been shared with employees has been publicly disclosed, so anything we have shared can be shared with tax professionals.

For Tax planning purposes, when unexercised Stock Options are cashed out, will our payroll team be withholding any taxes? [updated 5/31/2024]

The conversion of unexercised stock options to cash at deal close will be processed through our payroll systems in the same manner as our current cashless exercise-and-sale transactions: a net gain will be calculated that is equal to the difference between the acquisition price of $35 and the relevant exercise price of the stock options, multiplied by the number of options. The net gain will be reported as part of your earnings and any applicable tax withholdings will be applied consistent with local country tax requirements for the tax year in which the deal closes.

Impact to…

Does this transaction affect HashiCorp’s culture, mission, Principles, Tao, DEI commitments, etc.?

HashiCorp and IBM will work together to carry out our mission to be the platform of choice for multi-cloud and hybrid infrastructure automation.

IBM recognizes that HashiCorp’s success is due to our collective talent, our culture and our principles. Their goal is to preserve and grow the value that HashiCorp brings.

There will be no impact to our DEI mission to foster an inclusive culture.

Will HashiCorp adopt IBM’s hybrid work policy? Will this transaction impact our ability to work remotely?

HashiCorp employees will continue to work from their current locations, whether that be remote or office-based.

How does this announcement impact our product offerings?

Until the completion of the transaction, HashiCorp and IBM will continue operating as separate and independent companies, with each providing their current offerings.

With a shared focus on customer success, HashiCorp and IBM will work together to carry out our mission to be the platform of choice for multi-cloud and hybrid infrastructure automation.

IBM believes that our product capabilities will drive significant synergies across multiple strategic growth areas for IBM, including Red Hat, watsonx, data security, IT automation and Consulting.

HCP will serve as a broader platform to deliver additional services from the IBM portfolio.

Does this impact our approach to Sales, Services or Support?

HashiCorp will continue to operate our business as usual. For customers, it is important they understand that this announcement will have no impact on how we work with them.

This announcement has no impact on our offerings or how we work with our customers.

We will have more information for WWFO in a toolkit, an enablement session and specific communications plans and materials for customers.

What does this transaction mean for HashiCorp customers and partners? What is the plan for HashiCorp’s solutions and technologies following the close of the transaction?

With a shared focus on customer success, HashiCorp and IBM will work together to carry out our mission to be the platform of choice for multi-cloud and hybrid infrastructure automation.

For our customers and partners, joining IBM will enable us to go further than a standalone company.

We are committed to ensuring a seamless transition for all of our customers, partners and community members and are confident that together with IBM, we will be even better positioned to serve customers for the long-term.

Miscellaneous

Why didn’t you tell me about this transaction in advance?

As you can understand, a transaction of this type cannot be disclosed until it is finalized. As soon as we had something to say, we shared this information with you.

Can I post on social media about this transaction?

●	You should not add additional comments

●	But you should feel free to repost news about the transaction from official HashiCorp and IBM social channels.

●	Beyond that, please do not discuss, comment on, or respond to discussions on social media regarding the transaction.

What do I do if I am contacted by a member of the media, an analyst or shareholder about the transaction? What happens if someone asks me about this transaction at a HashiCorp event?

●
Only approved spokespeople are authorized to discuss this transaction publicly. If you receive any external inquiries or are approached about the transaction, please direct them immediately to media@hashicorp.com. Please forward queries from shareholders or financial analysts to Alex Kurtz (akurtz@hashicorp.com).

●	If you’re asked about the IBM transaction at an event, please adhere to the below response and notify the corp comms team:

○	“Thanks for the question. I’m not in a position to comment on that. Please send your question to media@hashicorp.com.”

How do I get information?

Who can I reach out to if I have additional questions?

●
If your questions aren’t covered in this FAQ, you can submit them on this Google form that is also linked in Dave’s announcement. You can also reach out to your manager. We will continue to update and republish the FAQs based on new information we receive and common questions that come in. We will be linking these FAQs to the People Hub to make them easy to find for updates.

How will I receive additional information?

●
We will continue to update and republish the FAQs. Those updates will be posted to Slack #hashicorp-announcements and sent via email updates. We will be linking these FAQs to the People Hub to make them easy to find for updates.

Additional Information and Where to Find It

HashiCorp, Inc. (“HashiCorp”), the members of HashiCorp’s board of directors and certain of HashiCorp’s executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of HashiCorp (the “Transaction”). HashiCorp plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. David McJannet, Armon Dadgar, Susan St. Ledger, Todd Ford, David Henshall, Glenn Solomon and Sigal Zarmi, all of whom are members of HashiCorp’s board of directors, and Navam Welihinda, HashiCorp’s chief financial officer, are participants in HashiCorp’s solicitation. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Additional information about such participants is available under the captions “Board of Directors and Corporate Governance,” “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” in HashiCorp’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders (the “2023 Proxy Statement”), which was filed with the SEC on May 17, 2023 (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000114036123025250/ny20008192x1_def14a.htm). To the extent that holdings of HashiCorp’s securities have changed since the amounts printed in the 2023 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC (which are available at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001720671&type=&dateb=&owner=only&count=40&search_text=). Information regarding HashiCorp’s transactions with related persons is set forth under the caption “Related Person Transactions” in the 2023 Proxy Statement. Certain illustrative information regarding the payments to that may be owed, and the circumstances in which they may be owed, to HashiCorp’s named executive officers in a change of control of HashiCorp is set forth under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control” in the 2023 Proxy Statement. With respect to Ms. St. Ledger, certain of such illustrative information is contained in the Current Report on Form 8-K filed with the SEC on June 7, 2023 (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000162828023021270/hcp-20230607.htm).

Promptly after filing the definitive Transaction Proxy Statement with the SEC, HashiCorp will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HASHICORP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of HashiCorp’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction will also be available, free of charge, at HashiCorp’s investor relations website (https://ir.hashicorp.com/), or by emailing HashiCorp’s investor relations department (ir@hashicorp.com).

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding (i) the Transaction; (ii) the expected timing of the closing of the Transaction; (iii) considerations taken into account in approving and entering into the Transaction; and (iv) expectations for HashiCorp following the closing of the Transaction. There can be no assurance that the Transaction will be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from HashiCorp’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction, including in circumstances requiring HashiCorp to pay a termination fee; (iii) possible disruption related to the Transaction to HashiCorp’s current plans, operations and business relationships, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and other charges incurred by HashiCorp related to the Transaction; (v) the risk that HashiCorp’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vi) the diversion of HashiCorp management’s time and attention from ongoing business operations and opportunities; (vii) the response of competitors and other market participants to the Transaction; (viii) potential litigation relating to the Transaction; (ix) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (x) other risks and uncertainties detailed in the periodic reports that HashiCorp files with the SEC, including HashiCorp’s Annual Report on Form 10-K. All forward-looking statements in this communication are based on information available to HashiCorp as of the date of this communication, and, except as required by law, HashiCorp does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.